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                             Amendment to By-Laws of
                              Centurion Funds, Inc.
                            adopted October 22, 2001

RESOLVED:      That in accordance with the terms of Article VIII of the Fund's
---------      by-laws, Article I, Section 8 of said by-laws is revised and restated in its entirety, as follows:

               Section 8. Voting. Except as otherwise provided by statute or the
               ---------  ------
               Corporation's Charter, each holder of record of shares of stock of the Corporation having voting power shall be entitled at each meeting of the stockholders to one (1) vote for every share of stock standing in his name on the records of the Corporation as of the record date determined pursuant to Section 9 of this
               Article I; provided, however, that when required by the 1940 Act or the laws of the State of Maryland or when the Board of Directors has determined that the matter affects only the interest of one series of stock, matters may be submitted only to a vote of the stockholders of that particular series or class, and each stockholder thereof shall be entitled to votes equal to the shares of stock of that series or class registered in the stockholder's name on the books of the Corporation.

               Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy signed by the stockholder or his attorney-in-fact, or in such other manner as may be permitted by law, including authorization of a proxy by electronic or telephonic means. No proxy shall be valid after the expiration of eleven (11) months from the date thereof, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases in which the proxy states that it is irrevocable and in which an irrevocable proxy is permitted by law.

               If a vote shall be taken on any question other than the election of directors, which shall be by written ballot, then unless required by statute or these By-Laws, or determined by the chairman of the meeting to be advisable, any such vote need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, and shall state the number of shares voted.